As a Result, Virtusa’s TSR Has Significantly Underperformed Peers and the Relevant Index Over the Last Five Years Source: CapitalIQ, Bloomberg (1) Total shareholder return (“TSR”) including dividends ending on 6/18/20, the day before NMV’s involvement was made public by the Company. (2) Direct Peer Group defined on p. 18 (3) Virtusa’s FY2020 Proxy Peer Set selected by the Board, defined p. 62 Overall Underperformance One Year Performance Three Year Performance Five Year Performance Exhibit 1

Virtusa Has Had Contradicting Philosophies When It Comes to Its Diversification Strategy

NMC New Mountain Capital

Management has Shown No Consistent Strategy in Addressing Revenue Concentration – No Wonder the Lack of Progress

It was clear Virtusa had a diversification "strategy" as far back as 2014	In 2016, Virtusa was excited to grow its top client, inconsistent with "diversification"	Virtusa now cares about diversification after saying 19 months earlier Citi could grow to 25%	Later, Virtusa acknowledges "it is what it is" when it comes to large clients	Doesn't growing its top 2-10 clients exacerbate revenue concentration issues?	Even after a price cut with Citigroup, Virtusa is eager to get bigger with them again
"As we look forward, we are encouraged by our ongoing **diversification strategy** both geographically and across the client portfolio"	"The client **concentration of this large customer**, which for Polaris standalone was about at **45%**; and the combined Virtusa platform, **it has now come down to 15%, allowing Virtusa Polaris to grow back to at least 25%**"	"So Virtusa has put together for ourselves the **strategic vision, more diversification** in the company…. **Looking for more diversification,** we're looking for more in digital…"	"**We always watch for diversification**. But at the same time, look, **you're in these large clients. You're going to be getting a big chunk of revenue there.** You're **not** going to run away and say, **"You know, I'm watching diversification"**.	"… over the next 2 to 5 years … will be **continuing to grow our top 2 to 10 customers…** And we do that by really continuing to **grow those large enterprises,** where really we've been **getting preferred vendor status… We believe we can grow those very well"**.	"we now **have the addressable spend to be able to continue to expand and scale notwithstanding we were the first digest or ingest the headwind … we will be very aggressively pursuing the opportunity in terms of identifying and ideally winning some of the new areas…"**
Q4 FY2014 Earning Call	Citi Conf. Sept 2016	JPM Conf. May 2018	JPM Conf. May 2019	UBS Conf. Dec. 2019	Needham Jan. 2020

The Result: Diversification Hasn't Improved



Largest Single Sector
BFSI: 54%
BFSI: 64%
BFSI: 67%
BFSI: 62%
BFSI: 57%
52%
48%
55%
46%
50%
50%
45%
56%
43%
57%
FY2016
FY2017
FY2018
FY2019
FY2020
Top 10 Clients
Non-Top 10 Clients

Source: Virtusa Public Company Filings & Transcripts, emphasis added by NMV

2

Poor Performance and the Inability to Follow Through on Promises Has Resulted in Reduced Credibility and a Lower Valuation Multiple

NEW MOUNTAIN CAPITAL

Virtusa 5Y NTM Price/Earnings (P/E)



30x
25x
20x
15x
10x
5x
-
Average: 18x
6/18/2015
12/18/2015
6/18/2016
12/18/2016
6/18/2017
12/18/2017
6/18/2018
12/18/2018
6/18/2019
12/18/2019
6/18/2020

Virtusa's own valuation has de-rated by ~17% in the last 5 years from ~21x P/E to ~18x P/E

Virtusa NTM P/E Relative to Key Peer Sets



15x
10x
5x
-
(5x)
(10x)
(15x)
(20x)
(25x)
+3x vs Hybrid Peer Median
-1x vs Proxy Peer Median
-6x vs Russell 3000
-23x vs Pure Digital Peer Median
+6x vs Hybrid Peer Median
+3x vs Proxy Peer Median
+3x vs Russell 3000
-8x vs Pure Digital Peer Median
6/18/2015
12/18/2015
6/18/2016
12/18/2016
6/18/2017
12/18/2017
6/18/2018
12/18/2018
6/18/2019
12/18/2019
6/18/2020
vs. Pure Digital Peers
Vs. Proxy Peers
Vs. Russell 3000
Hybrid Peers

Virtusa has de-rated against all peer groups, though most specifically, it has increasingly lagged the key digital peers despite having over ~60% and growing digital revenue

Source: Bloomberg. Note: Direct Peer group from p. 18 has been broken into "Pure Digital Peers" consisting of EPAM, GLOB, and DAVA and "Hybrid Peers" of PRFT, CAP FP, INFO IN, TECHM IN, HCLT IN, CTSH

3

How Did We Get Two Former Citigroup Executives Less Than Two Years Apart? Is This What Virtusa Considers a "Process"?

NEW MOUNTAIN CAPITAL

Recruitment Concerns

Vikram Pandit (joined Board in 2017)	Deborah Hopkins (joined Board in 2018)



Recruited?



Biography / Roles (Vikram Pandit)

- **Former CEO of Citigroup (2007 – 2012)**
- Board member at EXLServices, Inc. (2018 – present)
- Board member at Bombardier Inc. (2014-present)

Biography / Roles (Deborah Hopkins)

- **Former CIO of Citigroup / Founder of Citi Ventures Inc (2005 – 2016)**
- Board member at Union Pacific Corp (2017 – Present)
- Board member at Marsh & McLennan Cos (2017 – present)

NMV Questions: Is it "*Independent*" to have two long term colleagues on the Board together?

Source: Crunchbase, Wikipedia, LinkedIn, Bloomberg

4

There Appears to Be a Fairly Direct Relationship Between Virtusa's Clients and Its Board

Recruitment Concerns

Al-Noor Ramji, Vikram Pandit, Deborah Hopkins



Best people to effect this change?

- Al-Noor Ramji was the Former CIO of BT Group plc (2004 – 2010)
  - **BT Group was Virtusa's largest client for much of this time & made a 4.99% investment in Virtusa pre-IPO**
  - **Mr. Ramji joined the Board one year after departure**
- Vikram Pandit was the Former CEO of Citigroup (2007 – 2012) & Deborah Hopkins was the Former CIO of Citigroup (2005 – 2016)
  - **Citigroup has been Virtusa's largest client since the Polaris deal in 2016**

Virtusa's Strategic Focus?

"So Virtusa has had put together for ourselves the **strategic vision, more diversification in the company.** If you **look at it our revenue mix**, was very – **it's very BFSI oriented.** Looking for **more diversification**, we're looking for **more in digital** and we were looking for our **West Coast base** for ourselves. "

Ranjan Kalia, JPMorgan Conference – 5/17/2018

This statement was made one year after adding Vikram Pandit to the Board (Citi relationship) and immediately after adding Deborah Hopkins (Citi relationship)

- Adding former decision makers from your largest clients does not appear to be the best way to help you diversify revenue
- Furthermore, given the degree of client importance, we question if CEO Kris Canekeratne had a pre-existing relationship with these Board members

NMV Questions: Are multiple people who have benefited each other throughout their careers truly independent and capable of real Management oversight?

Source: Crunchbase, Wikipedia, LinkedIn, Bloomberg, Virtusa public filings & transcripts, emphasis added by NMV

5